                                                                  Exhibit 99.(h)



                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                           STRATEGIC PARTNERS SERIES

                                      and

                      PRUDENTIAL MUTUAL FUND SERVICES LLC

                               TABLE OF CONTENTS
                               -----------------

Article 1     Terms of Appointment; Duties of the Agent ................     1

Article 2     Fees and Expenses.........................................     5

Article 3     Representations and Warranties of PMFS....................     5

Article 4     Representations of Warranties of the Fund.................     7

Article 5     Duty of Care and Indemnification..........................     7

Article 6     Documents and Covenants of the Fund and PMFS..............    10

Article 7     Termination of Agreement..................................    11

Article 8     Assignment................................................    12

Article 9     Affiliations..............................................    12

Article 10    Amendment.................................................    13

Article 11    Applicable Law............................................    13

Article 12    Miscellaneous.............................................    13

Article 13    Merger of Agreement.......................................    15

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                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

            AGREEMENT made as of the __th day of ____________, 2000_ by and between STRATEGIC PARTNERS SERIES, a Delaware business trust having its principal office and place of business at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 07102 (the Fund), and PRUDENTIAL MUTUAL FUND SERVICES LLC, a New Jersey limited liability corporation, having its principal office and place of business at Raritan Plaza One, Edison, New Jersey 08837 (the Agent or
PMFS).

            WHEREAS, the Fund desires to appoint PMFS as its transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain other activities, and PMFS desires to accept such appointment;

            NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1   Terms of Appointment; Duties of PMFS
            ------------------------------------

               1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints PMFS to act as, and PMFS agrees to act as, the transfer agent for the authorized and issued shares of beneficial interest of each series of the Trust, $.001 par value (Shares), dividend disbursing agent and shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund or any series thereof (Shareholders) and set out in the currently effective prospectuses and statement of additional information (prospectus) of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

               1.02  PMFS agrees that it will perform the following services:

     (a) In accordance with procedures established from time to time by agreement between the Fund and PMFS, PMFS shall:

     (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the Custodian) ;

     (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

     (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

     (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

     (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

     (vi) Prepare and transmit payments for dividends and distributions declared by the Fund;

     (vii) Calculate any sales charges payable by a Shareholder on purchases and/or redemptions of Shares of the Fund as such charges may be reflected in the prospectus;

     (viii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

     (ix) Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934 (1934 Act) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PMFS shall also provide to the Fund on a regular basis the total number of Shares which are authorized, issued and outstanding and shall notify the Fund in case any proposed issue of Shares by the Fund would result in an overissue. In case any issue of Shares would result in an overissue, PMFS shall refuse to issue such Shares and shall not countersign and issue any certificates requested for such Shares. When recording the issuance of Shares, PMFS shall have no obligation to take cognizance of any Blue Sky laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

     (b) In addition to and not in lieu of the services set forth in the above paragraph (a), PMFS shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State or other jurisdiction.

     (c) In addition, the Fund shall (i) identify to PMFS in writing those transactions and assets to be treated as exempt from Blue Sky notice for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of PMFS for the Fund's registration status under the Blue Sky or securities laws of any State or other jurisdiction is solely limited to the initial establishment of transactions subject to Blue Sky compliance by the Fund and the reporting of such transactions to the Fund as provided above and as agreed from time to time by the Fund and PMFS.

     PMFS may also provide such additional services and functions not specifically described herein as may be mutually agreed between PMFS and the Fund and set forth in Schedule B hereto.

     Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and PMFS.

Article 2  Fees and Expenses
           -----------------

               2.01 For performance by PMFS pursuant to this Agreement, the Fund agrees to pay PMFS an annual maintenance fee for each Shareholder account and certain transactional fees as set out in the fee schedule attached hereto as Schedule A. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and PMFS.

               2.02 In addition to the fees paid under Section 2.01 above, the Fund agrees to reimburse PMFS for out-of-pocket expenses or advances incurred by PMFS for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by PMFS at the request or with the consent of the Fund will be reimbursed by the Fund.

               2.03 The Fund agrees to pay all fees and reimbursable expenses within a reasonable period of time following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to PMFS by the Fund upon request prior to the mailing date of such materials.

Article 3  Representations and Warranties of PMFS
           --------------------------------------

               PMFS represents and warrants to the Fund that:

               3.01 It is a corporation duly organized and existing and in good standing under the laws of New Jersey and it is duly qualified to carry on its business in New Jersey.

               3.02 It is and will remain registered with the U.S. Securities and Exchange Commission (SEC) as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.

               3.03 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

               3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

               3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4  Representations and Warranties of the Fund
           ------------------------------------------

               The Fund represents and warrants to PMFS that:

               4.01 It is a business trust duly organized and existing and in good standing under the laws of Delaware.

               4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

               4.03 All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

               4.04 It is an investment company registered or to be registered with the SEC under the Investment Company Act of 1940, as amended (the 1940
Act).

               4.05 A registration statement under the Securities Act of 1933 (the 1933 Act) is currently effective or is anticipated to become effective, and will remain effective, and appropriate state securities law notice filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 5  Duty of Care and Indemnification
           --------------------------------

               5.01 PMFS shall not be responsible for, and the Fund shall indemnify and hold PMFS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) All actions of PMFS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

     (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

     (c) The reliance on or use by PMFS or its agents or subcontractors of information, records and documents which (i) are received by PMFS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

     (d) The reliance on, or the carrying out by PMFS or its agents or subcontractors of, any instructions or requests of the Fund.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that notice of such Shares be filed in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction.

               5.02 PMFS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by PMFS as a result of PMFS' lack of good faith, negligence or willful misconduct.

               5.03 At any time PMFS may apply to any officer of the Fund for instructions, and may consult with legal counsel, with respect to any matter arising in connection with the services to be performed by PMFS under this Agreement, and PMFS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. PMFS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to PMFS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. PMFS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

               5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

               5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

               5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6  Documents and Covenants of the Fund and PMFS
           --------------------------------------------

               6.01  The Fund shall promptly furnish to PMFS the following:

               (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of PMFS and the execution and delivery of this Agreement;

               (b) A certified copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto;

               (c) The current registration statements and any amendments and supplements thereto filed with the SEC pursuant to the requirements of the 1933 Act and the 1940 Act;

               (d) A specimen of the certificates for Shares of the Fund in the forms approved by the Board of Trustees, with a certificate of the Secretary of the Fund as to such approval;

               (e) All account application forms or other documents relating to Shareholder accounts and/or relating to any plan program or service offered or to be offered by the Fund; and

               (f) Such other certificates, documents or opinions as the Agent deems to be appropriate or necessary for the proper performance of its duties.

               6.02 PMFS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

               6.03 PMFS shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules and Regulations thereunder, PMFS agrees that all such records prepared or maintained by PMFS relating to the services to be performed by PMFS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section 31 of the 1940 Act, and the Rules and Regulations thereunder, and will be surrendered promptly to the Fund on and in accordance with its request.

               6.04 PMFS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or with the prior consent of PMFS and the Fund.

               6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, PMFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. PMFS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7  Termination of Agreement
           ------------------------

               7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

               7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and other materials will be borne by the Fund. Additionally, PMFS reserves the right to charge for any other reasonable fees and expenses associated with such termination.

Article 8   Assignment
            ----------

               8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

               8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

               8.03 PMFS may, in its sole discretion and without further consent by the Fund, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to: (i) Prudential Securities Incorporated (Prudential Securities), a registered broker-dealer, (ii) The Prudential Insurance Company of America (Prudential), (iii) Pruco Securities Corporation, a registered broker-dealer,
(iv) any Prudential Securities or Prudential subsidiary or affiliate duly registered as a broker-dealer and/or a transfer agent pursuant to the 1934 Act or (v) any other Prudential Securities or Prudential affiliate or subsidiary; provided, however, that PMFS shall be as fully responsible to the Fund for the acts and omissions of any agent or subcontractor as it is for its own acts and omissions.

               8.04 PMFS may enter into agreements with Prudential or any subsidiary or affiliate of Prudential whereby PMFS will maintain an omnibus account and the Fund will reimburse PMFS for amounts paid by PMFS to Prudential, or such subsidiary or affiliate, in an amount not in excess of the annual maintenance fee for each beneficial shareholder account and transactional fees and expenses with respect to such beneficial shareholder account as if each beneficial shareholder account were maintained by PMFS on the Fund's records, subject to the fee schedule attached hereto as Schedule A. Prudential, its subsidiary or affiliate, as the case may be, shall maintain records relating to each beneficial shareholder account that underlies the omnibus account maintained by PMFS.

Article 9  Affiliations
           ------------

               9.01 PMFS may now or hereafter, without the consent of or notice to the Fund, function as Transfer Agent and/or Shareholder Servicing Agent for any other investment company registered with the SEC under the 1940 Act, including without limitation any investment company whose adviser, administrator, sponsor or principal underwriter is or may become affiliated with Prudential Securities and/or Prudential or any of its or their direct or indirect subsidiaries or affiliates.

               9.02 It is understood and agreed that the trustees, officers, employees, agents and Shareholders of the Fund, and the directors, officers, employees, agents and shareholders of the Fund's investment adviser and/or distributor, are or may be interested in the Agent as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Agent may be interested in the Fund as trustees, officers, employees, agents, Shareholders or otherwise, or in the investment adviser and/or distributor as officers, directors, employees, agents, shareholders or otherwise.

Article 10   Amendment
             ---------

               10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

Article 11   Applicable Law
             --------------

               11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New Jersey.

Article 12   Miscellaneous
             -------------

               12.01 In the event of an alleged loss or destruction of any Share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to PMFS an affidavit of loss or non-receipt by the holder of Shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to PMFS and the Fund issued by a surety company satisfactory to PMFS, except that PMFS may accept an affidavit of loss and indemnity agreement executed by the registered holder (or legal representative) without surety in such form as PMFS deems appropriate indemnifying PMFS and the Fund for the issuance of a replacement certificate, in cases where the alleged loss is in the amount of $1000 or less.

               12.02 In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, PMFS will (a) give prompt notification to the Fund's distributor (Distributor) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as PMFS may, in its sole discretion, deem appropriate or as the Fund and the Distributor may instruct PMFS.

               12.03 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or to PMFS shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

Strategic Partners Series
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102
Attention: President

To PMFS:

Prudential Mutual Fund Services LLC
100 Mulberry Street
Newark, New Jersey 07102
Attention: President

Article 13   Merger of Agreement
             -------------------

               13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

ATTEST:                           STRATEGIC PARTNERS SERIES



______________________            By: _____________________________________
David F. Connor                       John R. Strangfeld
Secretary                             President


ATTEST:                           PRUDENTIAL MUTUAL
                                  FUND SERVICES LLC

______________________            By: _____________________________________
William V. Healey                     Brian Henderson
Secretary                             President

                                  Schedule A
                                  ----------

                      Prudential Mutual Fund Services LLC

                                 Fee Schedule

                        Fee Information for Services as
                   Transfer Agent, Dividend Disbursing Agent
                        and Shareholder Servicing Agent

                            ______________________


General - Fees are based on an annual per shareholder account charge for account
-------
maintenance plus out-of-pocket expenses. In addition, there is a one time set-up charge per account for manually established accounts and a monthly charge for inactive zero balance accounts. The effective period of this fee schedule is ____________, 2000 through December 31, 2000 and shall continue thereafter from year to year, unless otherwise amended.

Annual Maintenance Charges - The annual maintenance charge includes the
--------------------------
processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

     Annual Maintenance Per Account Fee           $9.00

Other Charges
-------------

     New Account Set-up Fee for Manually          $2.00
     Established Accounts

     Monthly Inactive Zero Balance Account Fee    $ .20

Out-of -Pocket Expenses - out-of-pocket expenses include but are not limited to:
-----------------------
postage, stationery and printing, allocable communication costs, microfilm, microfiche, and expenses incurred at the specific direction of the Trust.

Payment - An invoice will be presented to the Fund on a monthly basis assessing
-------
the Fund the appropriate fee and out-of-pocket expenses.

      STRATEGIC PARTNERS SERIES                      PRUDENTIAL MUTUAL FUND
                                                          SERVICES LLC


NAME: ___________________________       NAME: _______________________________

TITLE: __________________________       TITLE: ______________________________

DATE:  __________________________       DATE: _______________________________